Exhibit 4.1

CERTIFICATE OF DESIGNATION

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

E-SMART TECHNOLOGIES, INC.

(Pursuant to NRS 78.1955)

E-SMART TECHNOLOGIES, INC., a corporation organized and existing under the Nevada Revised Statutes (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by NRS 78.1955 at a meeting duly called and held on February 29, 2008.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board’) in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, the Board hereby fixes the relative rights, preferences, and limitations thereof as follows:

Series A Convertible Preferred Stock: 17,500,000 shares

Section 1. Designation and Amount. By amendment dated August 11, 2000, the Corporation established 20,000,000 shares of preferred stock, par value $0.001, and of those shares, 17,500,000 shares are hereby designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). Such number of shares may be increased by resolution of the Board of Directors.

Section 2. Voting Rights. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote on an “as converted” basis unless and until such shares are converted into shares of common stock, par value $.001 per share, of the Corporation (the “Common Stock”).

Section 3. Conversion.

(a) Subject to the limitations in Section 8 below, each share of Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to the Conversation Ratio (as defined below).

(b) The “Conversion Ratio” shall initially equal 1:65.191890 shares of Common Stock and shall be subject to adjustment, from time to time, pursuant to Section 4 below.

(c) In order to convert any shares of Series A Preferred Stock, in whole or in part, into full shares of Common Stock, the applicable Holder shall give written notice in the form of Exhibit 1 (the “Conversion Notice”) by facsimile (with the original of such notice forwarded via overnight courier) to the Corporation at its principal offices to the effect that such Holder elects to have converted the number of shares of Series A Preferred Stock specified therein (such notice and election shall be irrevocable by the Holder). The effective date of conversion (the “Holder Conversion Date”) shall be deemed to be the date on which the Corporation receives by facsimile the Conversion Notice.

(d) Upon receipt by the Corporation of such Conversion Notice by facsimile and courier, and surrender of the Series A Preferred share certificate, the Corporation shall issue and deliver within thirty days(A) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock (subject to reduction pursuant to Section 8 below), and (B) one or more certificates representing the number of shares of Series A Preferred Stock not converted. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Holder Conversion Date.

(e) Each certificate representing shares of Series A Preferred Stock surrendered to the Corporation for conversion pursuant to this Section 3 shall, on the Holder Conversion Date and subject to issuance of the shares of Common Stock issuable upon conversion thereof, be canceled and retired by the Corporation. Upon issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 3, the shares of Series A Preferred Stock formerly represented thereby shall be deemed to be canceled and shall be considered to be authorized but unissued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon.

(f) In the event of a liquidation of the Corporation, the conversion rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

Section 4. Adjustments; Reorganizations.

(a) Adjustment for Splits and Combinations. (i) In the event the Corporation at any time or from time to time hereafter makes, or fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without payment of any consideration, or to effect a dividend of Common Stock to the holders of Common Stock, then as of such record date (or the date of such split or subdivision, dividend or distribution if no record date is fixed), the Conversion Ratio shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding.

(ii) If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Ratio shall be appropriately decreased in proportion to such decrease in of the aggregate shares of Common Stock outstanding.

(b) Adjustment for Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities, cash or other assets of the Corporation (other than shares of Common Stock) or any of its subsidiaries, including in connection with a spin-off, then and in each such event, provision shall be made so that the Holders shall concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such Holder would be entitled to receive if all of the outstanding Series A Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock. For purposes of this Section 4(b), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of the Series A Preferred Stock if the Holder Conversion Date had been the day preceding the date upon which the Corporation announced the making of such dividend or other distribution.

(c) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 4), then and in each such event each Holder shall thereafter have the right upon conversion to receive, the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock which the Holder of shares of Series A Preferred Stock would have received had it converted such shares immediately prior to such recapitalization, reclassification or other change, at the Conversion Ratio then in effect (the kind, amount and price of such stock and other securities to be subject to adjustments as herein provided). Prior to the consummation of any recapitalization, reclassification or other change contemplated hereby, the Corporation will make appropriate provision (in form and substance satisfactory to the Holders of a majority of the Series A Preferred Stock then outstanding) to ensure that each of the Holders of the Series A Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such Holder’s Series A Preferred Stock, such shares of stock, securities or assets that would have been issued or payable in such recapitalization, reclassification or other change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Series A Preferred Stock had such recapitalization, reclassification or other change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In the event of such recapitalization, reclassification or other change, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described events.

(d) Reorganization. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) then, as a part of such reorganization, provisions shall be made so that the Holders shall thereafter be entitled to receive, subject to a delay in delivery to Holders pursuant to Section 8 below, upon conversion of its shares of Series A Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive had the holder of shares of Series A Preferred Stock converted such shares immediately prior to such capital reorganization, at the Conversion Ratio then in effect. In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 4 with respect to the rights of the Holders after such capital reorganization to the extent that the provisions of this Section 4 shall be applicable after that event and be as equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property issued in connection with the above described events.

(e) Certain Events. If any event occurs of the type contemplated by the foregoing provisions of this Section 4 but not expressly provided for by such provisions, then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Ratio so as to protect the rights of the holders of the Series A Preferred Stock; provided, however, that no such adjustment will decrease the Conversion Ratio as otherwise determined pursuant to this Section 4.

Section 5. Dividends.

(a) Except as otherwise provided in Section 5(b) below, the shares of Series A Preferred Stock shall not be entitled to any dividends in respect thereof unless and until the Board, in its discretion, so elects.

(b) The Corporation shall not declare or make any dividend or distribution with respect to Common Stock, unless each holder of Series A Preferred Stock concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such holder would be entitled to receive if all of the outstanding Series A Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock.

(c) No cash dividends may be paid, or funds set apart for payment, on shares of any class of Junior Securities until all accrued dividends on the Series A Preferred Stock have been paid in full or declared and funds set apart for payment thereof in full. “Junior Securities” means the Common Stock and all other equity securities of the Corporation which are junior in rights and liquidation preference to the Series A Preferred Stock.

Section 6. Rank; Liquidation. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to the Junior Securities. The Holders of Series A Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any Common Stock or any other Junior Securities, an amount that the Holders would receive as a pro rata share of the assets of the Corporation legally available for distribution determined on an as-converted to Common Stock basis based on the Conversion Ratio at the time in effect for the Series A Preferred Stock and number of other shares of Common Stock then outstanding.

Section 7. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder and the Corporation shall pay cash in an amount equal to the value of the fractional share of Common Stock to which any holder would otherwise be entitled.

Section 8. Reservation of Stock. The Corporation shall reserve and keep available unissued shares of Common Stock as shall be necessary for the purpose of effecting the conversion of shares of issued and outstanding Series A Preferred Stock and for the payment of any dividends in shares of registered Common Stock, which shares shall be free of preemptive rights, for the purpose of enabling the Corporation to satisfy any obligation to issue shares of its Common Stock, or other securities, upon conversion of all shares of Series A Preferred Stock pursuant hereto. Calculation of reservation shall occur on a periodic basis and any periodic inadequate reserve of authorized Common Stock shall not limit or affect the “as converted” voting rights of the Series A Preferred Shares.

Section 9. Taxes. The Corporation shall pay any and all documentary, stamp or similar taxes attributable to the issuance and delivery of Common Stock or other securities upon conversion of the Series A Preferred Stock. However, the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall not be required to pay any income tax upon the issuance of Common Stock in lieu of cash payment of dividends or redemption payments.

Section 10. No Impairment. Unless specifically approved by the Board of Directors of the Corporation, the Corporation shall not intentionally take any action which would impair the rights and privileges of the Series A Preferred Stock set forth herein or the rights of the Holders thereof. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

Section 11. Replacement Certificate. In the event that any Holder notifies the Corporation that a stock certificate evidencing shares of Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series A Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original stock certificate evidencing the Series A Preferred Stock, provided that the Holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such Series A Preferred Stock stock certificate; provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

Section 12. Amendment. Unless specifically approved by the Board of Directors of the Corporation, the certificate of incorporation of the Corporation shall not be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 2nd day of May, 2008.

E-SMART TECHNOLOGIES, INC.

By:	/s/ Mary Grace
Name:	Mary Grace
Title:	Chief Executive Officer

EXHIBIT 1

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) of E-SMART TECHNOLOGIES, INC., a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to have the Corporation convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Corporation, indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of Series A
Preferred Stock to be converted:

Stock certificate no(s). of Series A Preferred Stock to be converted:

Please confirm the following information:

Conversion Ratio:

Shares of Common Stock:

Please issue the Common Stock into which the Series A Preferred Stock are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title: